Lu M. Córdova is named to Euronet Board of Directors

Leawood, Kansas - June 15, 2011-Euronet Worldwide, Inc. (Nasdaq: EEFT), a leading global electronic payments provider and distributor, today announces that Lu M. Córdova, Chief Executive Officer of Corlund Industries, LLC, has agreed to serve on its Board of Directors.

Corlund Industries is an investment holding company which specializes in operations management, strategic planning, business development and capital finance. Corlund also manages the Almacen Storage Group, which provides self-storage and small business warehousing in resort areas in Mexico.

“Ms. Córdova brings a wealth of financial knowledge and business experience, which will benefit us as our business continues to grow and change,” said Michael J. Brown, Euronet Chairman and CEO. “Her experience taking companies from start-up phases through maturity provides a unique complement to the membership profile of our Board of Directors.”

For nearly 30 years, Ms. Córdova has been involved in business and financial markets, and has worked to develop several companies including Acteva (TixToGo), @Home Network, MMS International, CEMA and Accent Design. Ms. Córdova is also the Deputy Chairman of the Board of Directors of the 10th District Federal Reserve Bank, based in Kansas City, after serving a full term as Chairman on the Bank's Economic Advisory Council. She also has been affiliated with several other boards, including Kansas City Southern Railroad, the National Association of Business Economists, and the board of Silicon Valley Roundtable. Ms. Córdova received Bachelor of Science degrees in Political Science and Economics from the University of California at Berkeley, and was advanced to doctoral candidacy in the University's Ph.D. program in economics.

About Euronet Worldwide
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS, and card outsourcing services, card issuing and merchant acquiring services, software solutions, consumer money transfer and bill payment services, and electronic distribution for prepaid mobile phone time and other prepaid products. Euronet's global payment network is extensive - including 11,055 ATMs, approximately 53,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 33 countries; card software solutions, a prepaid processing network of approximately 562,000 terminals at approximately 278,000 retailer locations in 29 countries; and a consumer-to-consumer money transfer network of approximately 107,000 locations serving 132 countries. With corporate headquarters in Leawood, Kansas, USA, and 43 worldwide offices, Euronet serves clients in approximately 150 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

3500 College Boulevard Leawood, KS 66211 USA
Tel: (913) 327-4200 Fax: (913) 327-1921